FIRST COLONY CORPORATION
Corporate Communications
700 Main Street
P. O. Box 1280
Lynchburg, Virginia 24505


FOR IMMEDIATE RELEASE

FIRST COLONY REPORTS RECORD 2ND QUARTER RESULTS

     LYNCHBURG, VA., August 7, 1996 - First Colony Corporation (NYSE:FCL) reported record operating earnings for the second quarter and six months ended June 30, 1996.
     After-tax operating income was a record $0.67 per share or $34.1 million, up 22% from 1995's second quarter of $0.55 per share or $28.2 million. For the six months, after-tax operating income was $1.31 per share or $66.5 million, up 24% from $1.06 per share or $53.9 million in 1995. After-tax results for the quarter and six months benefitted from the growth of life and annuity business in force and relatively better life insurance and annuity mortality.
     Pre-tax operating income was $52.7 million for the quarter, up 21% from $43.5 million a year ago. For the six months, pre-tax operating income of $102.9 million was up 24% from $83.1 million a year ago.
     Net income, which includes realized investment gains, was $41.7 million, or $0.82 per share for the quarter compared with $41.8 million, or $0.83 per share in 1995. For the six months, net income was $80.6 million, or $1.59 per share, up from $74.7 million, or $1.48 per share a year earlier.
     Net income for the quarter benefitted from higher operating earnings, but was slightly below 1995 due to lower realized investment gains. Net income for the six months was above 1995 due to higher operating earnings offset by lower realized investment gains. Net realized investment gains were $7.6 million and $14.1 million for the quarter and six months, compared with $13.6 million and $20.8 million a year earlier.
     Annual premium life sales were $32.3 million for the quarter, level with last year, and $68.1 million for the six months, up 3% from a year ago. By face amount, life insurance sales were $10.7 billion for the quarter, up 1%, and $22.8 billion for the six months, up 7%.

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     Single premium immediate annuity (SPIA) sales were $155.8 million for the quarter, down 12% and $299.6 million, down 4% for the six months, reflecting lower sales of retirement annuities.
     Sales of accumulation products, which include single premium deferred annuities and single premium life, were $39.2 million for the quarter and $51.2 million for the six months, down 69% and 73%, respectively, reflecting market conditions which are not as attractive for sales at acceptable profit and risk levels.
     Total revenues for the quarter of $414.9 million were down 2% from $421.6 million a year ago reflecting lower life contingent SPIA premiums. For the six months, total revenues of $826.6 million were up 4% from $798.2 million. The increase for the six months was due principally to higher life premium revenues and investment income offset in part by lower life contingent SPIA premiums.
      At June 30, 1996, total assets, excluding the effect of FASB 115, increased to $10,820 million, up 4% from year-end 1995 and up 9% from June 30, 1995. This increase is due principally to asset growth from new sales. Including the effect of FASB 115, assets of $10,841 million, were up 1% from year-end 1995, reflecting the effect of the mark-to-market requirements of FASB 115 in the rising interest rate environment of the first six months.
     Shareholders' equity, excluding the effect of FASB 115, was $1,332 million, or $25.33 per share, up 5% from $24.22 at year-end 1995 and up 10% from June 30, 1995. Including the effect of FASB 115, shareholders' equity was $1,346 million, or $25.61 per share, down 10% from $28.44 per share at year-end 1995.
     Life insurance in force reached $192 billion, up 20% from June 30, 1995.


     On August 5, General Electric Capital Corporation and First Colony Corporation announced the signing of a definitive agreement for the sale of First Colony to GE Capital. First Colony's principal subsidiaries, First Colony Life Insurance Company and American Mayflower Life Insurance Company of New York, will become subsidiaries of GE Capital Assurance, a GE Capital company.
The cash purchase price will be $36.15 per share of First Colony Corporation common stock for a total value to First Colony shareholders of approximately $1.8 billion. Following regulatory approval, the transaction is expected to close by year-end.
     Bruce C. Gottwald, Jr., chairman and chief executive officer of First Colony Corporation, said, "We are pleased with the second quarter's record operating earnings and the definitive agreement with GE Capital to acquire First Colony. This transaction successfully completes First Colony's evaluation of strategic alternatives to maximize value to shareholders."
     First Colony Corporation is a Richmond, Virginia-based holding company which owns First Colony Life Insurance Company and its wholly owned subsidiary, American Mayflower Life Insurance Company of New York.


For information contact:

     Media Relations:                 Investor Relations:

     Frank G. Land                    April A. Keesee

     (804) 948-5293                   (804) 948-5709




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                    FIRST COLONY CORPORATION
                      Financial Highlights
                  (000's except per share data)


Three Months Ended June 30,                     1996        1995   %Change
  Income:
    Pre-tax operating income (a)              $ 52,721    $43,557      21%
    After-tax operating income                  34,105     28,193      21
    Net realized investment gains          (b)   7,600     13,568     (44)
    Net income                                  41,705     41,761       0

  Per Share:
    After-tax operating income (c)               $0.67       $0.55      22%
    Net realized investment gains                 0.15        0.28     (46)
    Net income (c)                                0.82        0.83      (1)



Six Months Ended June 30,                       1996        1995   %Change
  Income:
    Pre-tax operating income (a)             $ 102,880    $ 83,123      24%
    After-tax operating income                  66,536      53,899      23
    Net realized investment gains          (b)  14,092      20,797     (32)
    Net income                                  80,628      74,696       8

  Per Share:
    After-tax operating income (c)               $1.31       $1.06      24%
    Net realized investment gains                 0.28        0.42     (33)
    Net income (c)                                1.59        1.48       7



(a) Excludes pretax realized investment gains of $11.0 million and $21.3 million for the quarter and six months ended June 30, 1996, respectively, versus $20.9 million and $32.4 million in 1995; and the effect of related amortization of ($0.8) million and ($0.5) million versus ($0.2) million and $0.1 million in 1995.

(b)  After income taxes, net of the effect of related amortization.

(c) Reflects dividends on preferred stock of $935 thousand, or $0.02 per share, and $1,823 thousand, or $0.04 per share for the quarter and six months ended June 30, 1996, respectively, and versus $997 thousand or $0.02 per share, and $1,746 thousand, or $0.04 per share in 1995.



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                    FIRST COLONY CORPORATION
                  Sales and Other Selected Data
                  (000's except per share data)



Three Months Ended June 30,                   1996        1995       % Change

    Life insurance sales by face amount   $ 10,647,187 $10,498,672       1%

    Premium sales:
      Life insurance                            32,260      32,377       0
      Single premium immediate annuities       155,800     177,300     (12)
      Accumulation products                     39,283     125,867     (69)


Six Months Ended June 30,                     1996        1995       % Change

    Life insurance sales by face amount   $ 22,782,531 $21,215,506       7%

    Premium sales:
      Life insurance                            68,048      66,091       3
      Single premium immediate annuities       299,617     312,392      (4)
      Accumulation products                     51,242     191,912     (73)






Other Data:                                   6/30/96     12/31/95    %Change

    Assets (including FASB 115)            $10,841,083  10,720,609       1%
    Assets (excluding FASB 115)             10,819,642 $10,400,166       4

    Shareholders' equity per common share
         (including FASB 115)                    25.61       28.44     (10)

    Shareholders' equity per common share
         (excluding FASB 115)                    25.33       24.22       5

    Life insurance in force (in billions)        191.6       176.9       8

    Average shares outstanding                  49,429      49,377